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                                                                   Exhibit 23(e)
                                                                   -------------


                         Independent Auditors' Consent

The Board of Directors
Progress Energy, Inc.:

We consent to the incorporation by reference in this registration statement dated September 20, 2001 of Progress Energy, Inc. on Form S-3, of our report dated February 15, 2001, relating to the consolidated balance sheet and schedule of capitalization of Florida Progress Corporation as of December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Progress Energy, Inc., and to the reference to our firm under the heading "Experts" in this registration statement.


/s/  KPMG LLP

St. Petersburg, Florida
September 19, 2001